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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K
                                 Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) January 30, 1998

                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
               (Exact Name of Company as Specified in its Charter)

           Delaware                    0-11969                 22-2408186
(State or other jurisdiction of      (Commission             (IRS Employer
 incorporation or organization)      File Number)         Identification Number)

4127 27th Lane N.W., Gainesville, Florida         32606
(Address of principal executive office)         (Zip Code)

Company's telephone number, including area code (352) 373-2565

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events

Amended Loan Agreement

            Pursuant to an Amended and Restated Loan Agreement dated as of January 30, 1998 (the "Amended Loan Agreement"), between MEHL/Biophile International Corporation (the "Company") and Clearwater Fund IV, LLC ("Clearwater"), the Company has obtained a revolving line of credit whereby the Company may borrow up to $2.5 million (the "Revolving Loan") from Clearwater, a principal shareholder of the Company and the Company's principal creditor. Amounts borrowed from time to time under the Revolving Loan bear interest at the rate of 15% per annum and are to be paid in full on May 31, 1999.

            The Amended Loan Agreement continues to cover the term loan of $7,000,000 previously borrowed by the Company (the "Term Loan") pursuant to the Loan Agreement dated as of August 5, 1997 and as amended on January 15, 1998 under the previously existing terms and conditions of such loan, as amended.

            The Company is required to prepay all amounts borrowed under the Revolving Loan in the event that the Company receives any proceeds from the sale of any debt or equity securities (or any combination thereof). The Company will also be required to prepay all amounts under the Term Loan and the Revolving Loan in the event that a business plan through December 1999 has not been duly adopted and approved by the Board of Directors prior to April 30, 1998.

            The Revolving Loan and the Term Loan are secured by substantially all of the Company's assets, are guaranteed by Thomas L. Mehl, Sr., Chairman of the Company, and are further secured by a pledge by Mr. Mehl and his wife, Ann Marie Mehl, of 8,425,000 shares of Common Stock of the Company owned by them. As previously disclosed by the Company, Mr. and Mrs. Mehl have agreed to recontribute up to four million shares of Common Stock to the Company upon the release of the pledged shares by Clearwater upon full payment by the Company of amounts due under the Term Loan and Revolving Loan.

            In connection with entering into the Revolving Loan, the Company agreed to exchange the 12,231 outstanding shares of 5% Cumulative Convertible Preferred Stock, Series E ("Series E Preferred Stock) for an equivalent number of shares of 5% Cumulative Convertible Preferred Stock, Series G ("Series G Preferred Stock"). The Series E Preferred Stock was held by Clearwater and two affiliates, Clearwater Offshore Fund, Ltd. and Clearwater Fund IV, Ltd. The Series G Preferred Stock differs from the Series E Preferred Stock in that the maximum conversion price at which the preferred stock could be converted into Common Stock of the Company was reduced from $3.125 to $1.00, but otherwise has the same rights and preferences as the Series E Preferred Stock.


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        In connection with the Amended Loan Agreement, the holders of the
Series G Preferred Stock agreed not to sell or transfer prior to June 30, 1998 any shares of Series G Preferred Stock, any shares of Common Stock received upon conversion of the Series G Preferred Stock or any shares of Common Stock of the Company held by Clearwater Fund IV Ltd. upon conversion of the Company's 5 % Convertible Preferred Stock, Series C and held as of January 30, 1998.

Appointment of Executive Officers

        On February 5, 1998, the Board of Directors appointed Jack W. Forrest to serve as Chief Executive Officer of the Company and on February 16, 1998 appointed Gerard Melia to serve as Chief Financial Officer of the Company. Messrs. Forrest and Melia had previously been appointed as directors of the Company on January 16, 1998 in connection with Amendment No. 1 to the Loan Agreement between Clearwater and the Company.

        Jack W. Forrest is a financial and managerial consultant specializing in the turnaround of distressed companies. He is Chairman, President and Chief Executive Office of Bullet Golf Company, a manufacturer of golf equipment which is wholly owned by Clearwater and was purchased by Clearwater out of bankruptcy. Mr. Forrest is a Certified Public Accountant and also holds the position of Senior Vice President of Finance of Clearwater. From 1985 through 1991, Mr. Forrest held senior executive positions with Environmental Systems Company ("ESC"), an environmental services company trading on the New York Stock Exchange, serving as Chief Executive Officer of ESC from 1989 through 1991.

         Gerard Melia has served from 1996 to the present as the Chief Financial Officer of Clearwater and affiliated investment funds. From 1993 to 1996, he was employed by Salomon Brothers providing financial and operational support for a division trading in international securities. Mr. Melia serves on the board of directors of the Monterey Pasta Company, a publicly traded food products company, and is a Certified Public Accountant.

Item 6.  Exhibits.

      Exhibit 3 Certificate of Designations, Preferences and Rights of Convertible Preferred Stock, Series G.

      Exhibit 10.1 Amended and Restated Loan Agreement between the Company and Clearwater Fund IV LLC.

      Exhibit 10.2 Exchange Agreement dated as of January 30, 1998 between the Company, Clearwater Fund IV Ltd., Clearwater Fund IV LLC and Clearwater Offshore Fund Ltd.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.



                                    MEHL/BIOPHILE INTERNATIONAL CORPORATION
                                                 Registrant




Date: February 26, 1998             By: /s/ David Fowler
                                        -----------------------------
                                        Name: David Fowler
                                        Title: President


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                                   EXHIBIT INDEX

       Item No.                     Description
       --------                     -----------


      Exhibit 3 Certificate of Designations, Preferences and Rights of Convertible Preferred Stock, Series G.

      Exhibit 10.1 Amended and Restated Loan Agreement between the Company and Clearwater Fund IV LLC.

      Exhibit 10.2 Exchange Agreement dated as of January 30, 1998 between the Company, Clearwater Fund IV Ltd., Clearwater Fund IV LLC and Clearwater Offshore Fund Ltd.